Exhibit 99.2
Independent Auditors' Report

To the Shareholders of Cangene Corporation

We have audited the accompanying consolidated financial statements of Cangene Corporation, which comprise the consolidated balance sheets as at July 31, 2012 and 2011, and the consolidated statements of income (loss) and comprehensive income (loss), changes in equity, and cash flows for the years ended July 31, 2012 and 2011, and a summary of significant accounting policies and other explanatory information.

Management's responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Cangene Corporation as at July 31, 2012 and 2011, and its financial performance and its cash flows for the years ended July 31, 2012 and 2011, in accordance with International Financial Reporting Standards.

/s/ERNST & YOUNG LLP

Winnipeg, Canada                                                                      Ernst & Young LLP
October 24, 2012                                                                                    Chartered Accountants

Cangene Corporation
Consolidated Balance Sheets

in thousands of U.S. dollars	At July 31, 2012	At July 31, 2011

ASSETS [note 8]
Current
Cash	$35,870	$45,176
Accounts receivable [notes 18[c] and 23[a]]	22,330	20,083
Inventories and contracts in progress [notes 5, 15, 22[a] and 22[b]]	57,650	67,177
Taxes recoverable [note 15]	4,355	12,220
Prepaid expenses and deposits	2,221	2,334
Total current assets	122,426	146,990
Property, plant and equipment, net [notes 6 and 15]	61,467	74,175
Taxes recoverable [note 15]	17,539	16,288
Deferred tax [note 16[b]]	14,636	16,338
Intangible assets, net [note 7]	19,249	12,305
	$235,317	$266,096

LIABILITIES AND EQUITY
Current
Accounts payable and accrued liabilities [note 23[a]]	$13,782	$18,219
Derivative financial instruments [notes 18[a] and 18[d]]	79	1,775
Purchase consideration payable [note 7]	759	—
Provision for chargebacks [note 9[b]]	3,625	3,664
Incentive plan liability [note 11[b]]	841	—
Taxes payable	707	92
Current portion of deferred income [note 23[a]]	1,883	3,207
Total current liabilities	21,676	26,957
Deferred income	5,912	6,716
Royalty provision [note 9[a]]	2,253	3,316
Purchase consideration payable [note 7]	6,811	—
Incentive plan liability [note 11[b]]	1,062	2,844
Deferred share unit liability [note 12]	481	222
Deferred tax [note 16[b]]	1,770	2,841
Total liabilities	39,965	42,896

Commitments [notes 21 and 22]
Equity
Share capital [note 10]	50,860	50,860
Contributed surplus [note 11[c]]	439	—
Retained earnings	144,053	172,340
Total equity	195,352	223,200
	$235,317	$266,096

See accompanying notes

Cangene Corporation
 Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

in thousands of U.S. dollars except share-related data	Year ended July 31, 2012	Year ended July 31, 2011

Revenues
Product sales	$48,616	$51,172
Product services	45,793	78,872
R&D services	16,620	16,437
Royalties [note 23[a]]	—	3,226
	111,029	149,707

Cost of sales [notes 5 and 13]
Product sales [note 9]	40,845	34,509
Product services	30,742	50,229
R&D services [note 15]	13,581	11,273
	85,168	96,011

Gross profit	25,861	53,696

Expenses [note 13]
Independent R&D [note 15]	27,109	15,937
Selling, general and administrative	27,387	29,661
Impairment of property, plant and equipment [note 6]	5,591	1,763
Impairment of intangible assets [note 7]	636	2,328
Loss (gain) on disposal of assets	61	(118)
	60,784	49,571

Operating profit (loss)	(34,923)	4,125

Short-term interest income	60	51
Foreign-exchange gain (loss)	2,075	(4,908)

Loss before taxes	(32,788)	(732)

Tax expense (benefit) [note 16[a]]
Current	(5,132)	(2,521)
Deferred	631	280
	(4,501)	(2,241)

Net income (loss) and comprehensive income (loss) for the year	$(28,287)	$1,509

Earnings (loss) per share [note 14]
Basic and diluted	$(0.42)	$0.02

See accompanying notes

Cangene Corporation
 Consolidated Statements of Changes in Equity

in thousands of U.S. dollars	Share capital	Retained earnings	Contributed surplus	Total

Balance at July 31, 2010	$51,696	$173,295	$—	$224,991
Net income for the year ended July 31, 2011	—	1,509	—	1,509
Common shares purchased and cancelled under Normal Course Issuer Bid [note 10[b]]	(836)	(2,464)	—	(3,300)
Balance at July 31, 2011	50,860	172,340	—	223,200

Net loss for the year ended July 31, 2012	—	(28,287)	—	(28,287)
Stock option expense [note 11[c]]	—	—	439	439
Balance at July 31, 2012	$50,860	$144,053	$439	$195,352

See accompanying notes

Cangene Corporation
 Consolidated Statements of Cash Flows

in thousands of U.S. dollars	Year ended July 31, 2012	Year ended July 31, 2011

OPERATING ACTIVITIES
Net income (loss) for the year	$(28,287)	$1,509
Add (deduct) items not involving cash:
Depreciation of property, plant and equipment	8,560	10,355
Amortization of intangible assets	2,630	2,751
Deferred income	(2,128)	(3,045)
Incentive plan liability [notes 11[a] and 11[b]]	(941)	(750)
Deferred share unit liability [note 12]	259	48
Amortization of royalty provision [note 9[a]]	(839)	(1,093)
Revaluation of royalty provision [note 9[a]]	(224)	(1,663)
Deferred tax expense [note 16[b]]	631	280
Change in value of derivative financial instruments [note 18[d]]	(1,696)	1,213
Loss (gain) on disposal of assets	61	(118)
Impairment of intangible assets [note 7]	636	2,328
Impairment of property, plant and equipment [note 6]	5,591	1,763
Stock option expense [note 11[c]]	439	—
Net change in non-cash working capital balances related to operations [note 17]	9,646	2,122
Cash provided by (used in) operating activities	(5,662)	15,700

INVESTING ACTIVITIES
Purchase of property, plant and equipment, net [notes 6 and 15]	(1,604)	(7,530)
Acquisition of intangible assets [note 7]	(2,106)	(271)
Proceeds on disposal of assets	66	209
Cash used in investing activities	(3,644)	(7,592)

FINANCING ACTIVITIES
Shares repurchased for cancellation [note 10[b]]	—	(3,300)
Cash used in financing activities	—	(3,300)
Effect of exchange rates on cash	—	2

Net increase (decrease) in cash during the year	(9,306)	4,810
Cash, beginning of year	45,176	40,366
Cash, end of year	$35,870	$45,176

Interest paid[1]	$15	$15
Taxes received[2]	$(12,342)	$(1,955)

1.	Amounts paid and received for interest were reflected as operating cash flows in the consolidated statements of cash flows.
2.
Amounts paid and received for income taxes were reflected as either operating or investing cash flows in the consolidated statements of cash flows, depending upon the nature of the underlying transaction.

See accompanying notes

Cangene Corporation
Notes to Consolidated Financial Statements
Years Ended July 31, 2012 and July 31, 2011

1. DESCRIPTION OF BUSINESS
Cangene Corporation (the "Corporation" or "Cangene") was incorporated by Articles of Incorporation under the Business Corporations Act (Ontario) on February 22, 1984. The Corporation is a public entity with common shares listed on the Toronto Stock Exchange and is domiciled in Canada. The address of its registered office is 150 Signet Drive, Toronto, Ontario, Canada, M9L 1T9.
Cangene is a specialty biopharmaceutical company in the business of developing, manufacturing, and commercializing products and technologies for global markets. Revenues are generated by product sales, contract manufacturing, and contract research and development. The Corporation manages its business and evaluates performance based on two operating segments: biopharmaceutical operations and contract services.
Cangene is focused primarily on specialty hospital-based therapeutics. It has particular expertise in two different types of products: plasma products and in particular hyperimmunes, which are concentrated specialty antibody preparations made from specialty plasma; and recombinant biopharmaceuticals, which are therapeutic proteins made by introducing a particular gene into a host organism, which in turn produces the protein of interest.
These consolidated annual financial statements were authorized for issue by the Corporation's Board of Directors on October 24, 2012.
As at July 31, 2012, the Apotex Group ("Apotex") controlled, directly or indirectly, 42,875,787 common shares, representing 64% of the outstanding common shares of the Corporation. Apotex includes Apotex Holdings Inc., Apotex Inc., Apotex Research Inc. and Apotex Corp., as well as the charitable foundations, Sherman Foundation and Apotex Foundation. Apotex is controlled, directly or indirectly, by Bernard Sherman and the Bernard and Honey Sherman Family Trust, of which he is the trustee. Dr. Sherman is also the Chairman and a director of Apotex Inc., and he is a director of Sherman Foundation and Apotex Foundation.
2. STATEMENT OF COMPLIANCE AND SIGNIFICANT ACCOUNTING POLICIES
[a] Statement of compliance
These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB").
[b] Basis of presentation
These consolidated financial statements have been prepared on a going-concern basis under the historical cost convention, except for certain financial instruments, liabilities and provisions that are valued at fair value. The Corporation's consolidated financial statements are presented in U.S. dollars, which is the functional currency of the parent company, and all values are rounded to the nearest thousand dollars except when otherwise indicated.
[c] Basis of consolidation
These financial statements consolidate the accounts of Cangene Corporation and its wholly owned subsidiaries: Cangene U.S. Incorporated, Cangene bioPharma, Inc. ("Cangene bioPharma"), Cangene Plasma Resources, Inc. ("Cangene Plasma Resources") and Twinstrand Holdings Inc.
Subsidiaries are entities controlled by the Corporation. Control exists when the Corporation has the power to govern the financial and operating policies so as to obtain benefits from its activities. In assessing control, potential voting rights that presently are exercisable or convertible are taken into account. Subsidiaries are fully consolidated from the date on which control is obtained until the date that control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. Intercompany transactions, balances and unrealized gains (losses) on transactions between subsidiaries are eliminated.
[d] Business combinations
Business combinations are accounted for using the acquisition method of accounting. The cost of an acquisition is measured at the fair value of the assets acquired, equity instruments issued and liabilities assumed at the date of exchange. Acquisition costs incurred are expensed and included in administrative expenses. Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration, which is deemed to be an asset or liability, will be recognized in accordance with International Accounting Standards ("IAS") 39 – Financial Instruments: Recognition and Measurement, in either income or loss, or as a charge to other comprehensive income. If the contingent consideration is classified as equity, it will not be remeasured until it is finally settled within equity.
Identifiable assets acquired, and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of the Corporation's share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statement of income (loss) and comprehensive income (loss). After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill is allocated to cash-generating units ("CGUs"). The allocation is made to those CGUs or groups of CGUs that are expected to benefit from the business combination in which the goodwill arose.
Where goodwill forms part of a CGU and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying value of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the CGU retained.
[e] Cash
Cash comprises cash on hand and current balances with banks and similar institutions. They are readily convertible into known amounts of cash and have an insignificant risk of changes in value.
[f] Trade receivables and trade payables
Trade receivables are carried at the original invoice amount less any provisions for doubtful debts. Provisions are made where there is evidence of a risk of non-payment, taking into account aging, previous experience and general economic conditions. When a trade receivable is determined to be uncollectible it is written off—first against any provision available and then to the consolidated statement of income (loss) and comprehensive income (loss). Subsequent recoveries of amounts previously provided for are credited to the consolidated statement of income (loss) and comprehensive income (loss). Long-term receivables are discounted where the effect is material.
Trade payables are held at amortized cost, which equates to nominal value. Long-term payables are discounted where the effect is material and accreted using the effective-interest-rate ("EIR") method.
[g] Inventories and contracts in progress
Inventories are stated at the lower of cost and net realizable value. Costs of purchased inventories are recorded using weighted-average costing. Costs for work-in-process and finished-goods inventories include materials, direct labour and an allocation of production-overhead costs. The Corporation determines normal capacity for each production facility and allocates fixed production-overhead costs on that basis. Any excess, unallocated fixed production-overhead costs are expensed as incurred. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.
[h] Property, plant and equipment
Property, plant and equipment is recorded at cost, net of investment tax credits, impairment and depreciation. Design, construction, installation and interest costs related to assets under construction, including all costs for preparing a facility for its intended use, are recorded as construction in progress and are not subject to amortization until the asset is available for use. Subsequent costs are included in the asset's carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Corporation and the cost of the item can be measured reliably. The carrying amount of any significant replaced part is de-recognized; all other repairs and maintenance are charged to the consolidated statement of income (loss) and comprehensive income (loss) during the financial period in which they are incurred.
Depreciation is provided on a straight-line basis for each component of an asset that is significant in relation to the total cost over the following periods based on the estimated useful lives of the assets:
Buildings	25–60 years
Equipment	5–15 years
Furniture and fixtures	5–10 years
Computer systems	3–5 years
Leasehold improvements	Shorter of the term of lease or useful life

Land is not depreciated. Residual values and useful lives are reviewed at least at each financial year-end and are adjusted prospectively accordingly.
[i] Borrowing costs
Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to prepare for its intended use or sale are capitalized as part of the cost of the respective assets. All other borrowing costs are expensed in the period in which they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowings of funds.
[j] Intangible assets
Intangible assets consist of patents, commercialization rights and computer software that is not an integral part of the related hardware. Internally generated intangible assets, excluding capitalized development costs, are not capitalized and the expenditure is reflected in the consolidated statement of income (loss) and comprehensive income (loss) in the period in which the expenditure is incurred. Intangible assets are capitalized on the basis of the costs incurred to acquire and bring to use the specific asset, and are subject to amortization on a straight-line basis over the remaining estimated useful life of the asset:
Patents	8–16 years
Computer software	5 years
U.S. commercialization rights for HepaGam B®	80 months (ending June 2016)
U.S. commercialization rights for episil®	5 years (ending October 2017)

The Corporation reviews the estimated useful lives and carrying values of its intangible assets as part of its periodic assessment for impairments. The amortization expense on intangible assets with finite lives is recognized in the consolidated statement of income (loss) and comprehensive income (loss) in the expense category consistent with the function of the intangible asset.
The Corporation currently has no intangible assets with indefinite useful lives.
Gains or losses from de-recognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset, and are recognized in the consolidated statement of income (loss) and comprehensive income (loss) when the asset is de-recognized.
[k] Impairment of non-financial assets
Goodwill is not subject to amortization, and is tested for impairment annually at July 31, or whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired.
Non-financial assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may be impaired.
An impairment loss is recognized for the amount by which the asset's carrying value exceeds its recoverable amount. The recoverable amount is the higher of an asset's fair value less costs to sell or its value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable CGUs. The Corporation bases its impairment calculation on detailed budgets and forecast calculations, which are prepared separately for each of its CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. For longer periods, a long-term growth rate is calculated and applied to project future cash flows after the fifth year.
Non-financial assets, other than goodwill, that were previously impaired are reviewed for possible reversal of the impairment at each reporting date. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset's recoverable amount since the last impairment loss was recognized. Where an impairment loss is subsequently reversed, the carrying amount of the asset, other than goodwill, is increased to the revised estimate of its recoverable amount, but the increased carrying amount cannot exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior years. A reversal of an impairment loss is recognized immediately in the consolidated statement of income (loss) and comprehensive income (loss).
[l] Provisions
Provisions for restructuring costs and legal claims are recognized when the Corporation has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated.
For the recognition of a restructuring provision, the Corporation needs to follow a detailed formal restructuring plan for the business or the part of the business concerned, including the location and number of employees affected, a detailed estimate of the associated costs and an appropriate timeline. The employees affected should have a valid expectation that the restructuring is being carried out or the implementation has been initiated already. Restructuring provisions comprise lease termination penalties and employee termination payments. Provisions are not recognized for future operating losses.
Provisions are measured at the present value of expenditures expected to be required to settle the obligation using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. An increase in the provision due to the passage of time is recognized as a charge to the consolidated statement of income (loss) and comprehensive income (loss) as interest expense.
The Corporation recorded a royalty provision when it acquired the U.S. commercialization rights for HepaGam B®. As per the agreement, the Corporation will pay royalties on net U.S. HepaGam B® sales occurring through June 2016. The present value of this estimated future royalty stream was recorded as a provision at the time of acquisition. The royalty provision is remeasured to fair value at each reporting period and changes in fair value are recorded in the consolidated statement of income (loss) and comprehensive income (loss).
[m] Borrowings
All borrowings are initially recorded at the amount of proceeds received, net of transaction costs. Borrowings are subsequently carried at amortized cost, with the difference between the proceeds, net of transaction costs, and the amount due on redemption being recognized as a charge to the consolidated statement of income (loss) and comprehensive income (loss) as an interest expense over the period of the relevant borrowing.
[n] Taxes
The tax expense (benefit) for a period comprises current and deferred tax. Tax expense (benefit) is recognized in the consolidated statement of income (loss) and comprehensive income (loss), except to the extent that it relates to items recognized directly in equity. In that case, the tax expense (benefit) is recognized directly in equity.
Deferred tax is recognized using the liability method on temporary differences arising between the tax bases of assets and liabilities, and their carrying amounts in the consolidated financial statements. Deferred tax and current tax are determined using tax rates and tax laws that have been enacted or substantively enacted at the consolidated balance sheet dates. Deferred tax assets or liabilities are measured using rates that are expected to apply when the related deferred tax asset is realized or the deferred tax liability is settled.
Deferred tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. Deferred tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Corporation and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities, and when the deferred tax assets and liabilities relate to taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.
Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions for uncertain tax positions and possible consequences of audits and differing interpretations by the tax authorities. These provisions are based upon the likelihood and then best estimates of any amount that could be required to be paid.
Revenues, expenses and assets are recognized net of the amount of sales tax, except where the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority. In this case, the sales tax is recognized as part of the cost of acquisition of the asset or as part of the expense item, as applicable. Receivables and payables are stated with the amount of sales tax included. The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the consolidated balance sheet.
[o] Foreign currency translation
The functional currency of each entity within the Corporation is determined based on the currency of the primary economic environment in which that entity operates. Transactions in currencies other than the entity's functional currency are recognized at the exchange rates on the date of the transaction. Monetary assets and liabilities denominated in such currencies are translated at exchange rates at the consolidated balance sheet dates. Non-monetary items are measured in terms of historical cost in the foreign currency and are translated using the exchange rate as at the date of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rate at the date when the fair value is determined. Exchange gains and losses arising on translation are included in income (loss) in the period incurred.
[p] Financial instruments
FINANCIAL ASSETS
The Corporation classifies its financial assets in the following categories: held for trading, loans and receivables, and available for sale. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition. Financial assets are classified as held for trading if they are acquired for the purpose of selling or repurchasing in the near term. Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market.
Financial assets are accounted for on the settlement date. Transaction costs are expensed evenly over the term of the financial instrument. Based on financial statement classification, gains and losses on financial instruments are recognized in net income (loss) or other comprehensive income (loss). The Corporation has made the following classifications:
•	cash is classified as loans and receivables, which are initially measured at fair value. Subsequent measurements are recorded at amortized cost using the EIR method;
•	accounts receivable are classified as loans and receivables, which are initially measured at fair value. Subsequent measurements are recorded at amortized cost using the EIR method;
•
derivative financial instruments, including forward-foreign-exchange contracts, interest rate swaps, currency swaps and forward-foreign-exchange option collars, are classified as held for trading and measured at fair value. Gains and losses resulting from periodic revaluation are recorded in net income.

De-recognition of financial assets
A financial asset is de-recognized when:
•	the rights to receive cash flows from the asset have expired; or
•
the Corporation has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a "pass-through" arrangement; and either

(a)	the Corporation has transferred substantially all the risks and rewards of the asset; or
(b)	the Corporation has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.
When the Corporation has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, and has neither transferred nor retained substantially all of the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Corporation's continuing involvement in the asset. In that case, the Corporation also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Corporation has retained.
Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying value of the asset or the maximum amount of consideration that the Corporation could be required to repay.
Impairment of financial assets
The Corporation assesses at each reporting date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired only if there is objective evidence of impairment as a result of one or more events that have occurred after the initial recognition of the asset (an incurred "loss event"), and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that a debtor or a group of debtors is experiencing significant financial difficulty, such as their default or delinquency in interest or principal payments or the probability that they will enter bankruptcy or other financial reorganization, and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.
Financial assets carried at amortized cost
For financial assets carried at amortized cost, the Corporation first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If the Corporation determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognized are not included in a collective assessment of impairment.
If there is objective evidence that an impairment loss has been incurred, the amount of the loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows. The present value of the estimated future cash flows is discounted at the financial asset's original EIR.
Interest income continues to be accrued on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of finance income in the consolidated statement of income (loss) and comprehensive income (loss). Loans, together with the associated allowance, are written off when there is no realistic prospect of future recovery, and all collateral has been realized or has been transferred to the Corporation. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If a writeoff is later recovered, the recovery is credited to finance costs in the consolidated statement of income (loss) and comprehensive income (loss).
FINANCIAL LIABILITIES
Initial recognition and measurement of financial liabilities
Financial liabilities within the scope of IAS 39 are classified as financial liabilities at fair value through profit or loss, or as loans and borrowings, as appropriate. The Corporation determines the classification of its financial liabilities at initial recognition. All financial liabilities are recognized initially at fair value (in the case of loans and borrowings plus directly attributable transaction costs).
The Corporation's financial liabilities include trade and other payables, bank overdrafts, and derivative financial instruments.
Subsequent measurement of financial liabilities
The measurement of financial liabilities depends on their classification as follows:
Financial liabilities at fair value through profit or loss
Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition at fair value through profit or loss. Financial liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. This category includes derivative financial instruments. Gains or losses on liabilities held for trading are recognized in the consolidated statement of income (loss) and comprehensive income (loss). The Corporation has not designated any financial liabilities upon initial recognition at fair value through profit or loss.
Loans and borrowings
After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in the consolidated statement of income (loss) and comprehensive income (loss) when the liabilities are de-recognized as well as through the EIR method. Amortized cost is calculated by taking into account any discount or premium on acquisition and any fees or costs that are an integral part of the EIR. The EIR amortization is included in interest costs in the consolidated statement of income (loss) and comprehensive income (loss).
De-recognition
A financial liability is de-recognized when the obligation under the liability is discharged or cancelled, or it expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a de-recognition of the original liability and the recognition of a new liability, and the difference in the respective carrying value is recognized in the consolidated statement of income (loss) and comprehensive income (loss).
[q] Revenue recognition
The Corporation recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the Corporation and specific criteria have been met for the Corporation's activities as noted in the following sections. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes or duty.
PRODUCT SALES
The Corporation markets and distributes approved commercial products through distribution partners or through its own sales force. The Corporation recognizes revenue from sales of these products—net of trade discounts, chargebacks, rebates and other allowances—upon shipment by either the distribution partners or the Corporation from their warehouses to wholesalers or customers, as applicable.
The Corporation estimates allowances for deductions from revenue using a combination of information received from third parties including market data, inventory reports from major wholesalers, historical information and analysis. These estimates are subject to the inherent limitations of estimates that rely on third-party data, as certain third-party information may itself rely on estimates and reflect other limitations. Provisions for estimated rebates and other allowances, such as discounts and promotional and other credits, are estimated based on historical payment experience, historical relationship to revenues, estimated customer inventory levels and contract terms, and actual discounts offered. Management believes that such provisions are determinable due to the limited number of assumptions involved and the consistency of historical experience.
Recognition of revenue on product sales in the U.S. involves a provision for chargebacks. The provision for chargebacks is a significant and complex estimate that is calculated by combining current and historical sales data for each product. The Corporation markets and sells its products through commercial wholesalers (direct customers) who purchase the products at a price referred to as the wholesale acquisition cost ("WAC"). Additionally, the Corporation enters into agreements with indirect customers for a contracted price that is less than the WAC. The indirect customers, such as group-purchasing organizations, physician practice-management groups and hospitals, purchase the Corporation's products from the wholesalers. Under the agreements with the wholesalers, the Corporation guarantees that it will credit them for the difference between the WAC and the indirect customers' contracted price. This credit is referred to as a chargeback. Wholesalers provide detailed information regarding indirect customer purchases as part of the justification for their credit request. Once received by the Corporation, these requests are standardized and tracked within a software system that adjudicates and reconciles all indirect claims coming from wholesalers. The database with these claims is used for historical trending and estimating future indirect sales, which are used to estimate accruals. Adjustments to these provisions are made periodically to reflect new facts and circumstances that may indicate that historical experience may not be indicative of current and/or future results. The Corporation makes subjective judgments primarily based on its evaluation of current market conditions and trade inventory levels related to the products. This evaluation may result in an increase or decrease in the experience rate that is applied to current and future sales, or as an adjustment to past sales, or both.
CONTRACT SERVICES
Revenue earned under contract-manufacturing agreements is for commercial manufacturing and development services. Revenue is recognized when goods are shipped or services are provided in accordance with the terms of the related agreements. Specifically, revenues from services provided are recognized by reference to the stage of completion. Stage of completion is measured by reference to the total costs incurred to date as a percentage of total estimated costs for the respective services obligated by the respective contract. Where the contract outcome cannot be measured reliably, revenue is recognized only to the extent that the expenses incurred are eligible to be recovered.
Revenue from research contracts is recognized when the related costs are incurred and includes amounts received in respect of equipment purchased for research, which is recorded as deferred income when received and recognized over the useful life of the related asset.
The Corporation has certain collaborative agreements with third parties that may include multiple elements. A delivered item is accounted for as a separate unit of accounting when the delivered item(s) has stand-alone value to the customer. Revenues associated with multiple-element arrangements are attributed to the various elements based on their relative fair value.
Payments received under collaborative arrangements may include non-refundable upfront fees, funding for services performed and milestone payments for specific achievements. Non-refundable upfront fees are deferred and amortized to income on a systematic basis over the appropriate elements within the agreements. Non-refundable milestone payments are recognized in income upon the achievement of the specified milestones when the Corporation has no further involvement or obligation to perform related to that specific element of the arrangement. Milestone payments received that require the ongoing involvement of the Corporation are recorded as deferred income and amortized over the period of ongoing involvement.
ROYALTIES
Royalty revenue is recorded on an accrual basis in accordance with the substance of the relevant agreements.
INTEREST INCOME
For all financial instruments measured at amortized cost, interest income is recorded using the EIR method, which is the rate that exactly discounts the estimated future cash payments or receipts through the expected life of the financial instrument, or a shorter period where appropriate, to the net carrying amount of the financial asset. Interest income is separately recorded in the consolidated statement of income (loss) and comprehensive income (loss).
[r] Research and development expenses
Research expenses, net of related tax credits, are charged to the consolidated statement of income (loss) and comprehensive income (loss) in the period they are incurred. Development costs are charged to operations in the period of the expenditure unless they satisfy the condition for recognition of an intangible asset, and it is probable that future economic benefits will flow to the Corporation and the cost of the intangible asset can be reliably measured. Where regulatory and other uncertainties are such that those criteria are not met, the expenditure is recognized in gross profit; this is almost invariably the case prior to approval of a drug by relevant regulatory authorities. Where recognition criteria are met however, intangible assets are capitalized and amortized on a straight-line basis over their useful economic lives. As at July 31, 2012 and 2011, no amounts of internally developed intangible assets have met recognition criteria.
[s] Government assistance
Government assistance in connection with research activities is recognized as a reduction to the related expense in the period incurred. Government assistance in connection with capital expenditures is treated as a reduction of the cost of the applicable asset. Federal and provincial investment tax credits are accounted for as a reduction of the cost of the related asset or expenditure in the year in which the credits are earned and when there is reasonable assurance that the credits can be used to recover taxes.
[t] Leases
The determination of whether an arrangement is or contains a lease is based on the substance of the arrangement at its inception date, whether fulfilment of the arrangement is dependent on the use of a specific asset or assets, or whether the arrangement conveys a right to use the asset, even if that right is not explicitly specified in the arrangement.
Leasing agreements that transfer substantially all the benefits and risks of ownership of an asset to the Corporation are treated as finance leases, as if the asset had been purchased outright. The assets are included in property, plant and equipment or in computer software, and the capital elements of the leasing commitments are shown as obligations under finance leases. The capitalization happens at the commencement date of the lease contract, at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Assets held under finance leases are depreciated on a basis consistent with similar owned assets, or the lease term if shorter and there is no reasonable certainty that the Corporation will obtain ownership by the end of the lease term. Lease payments are apportioned between interest charges and reduction of the lease's liability so as to achieve a constant rate of interest on the remaining balance of the liability. The interest element of the lease rental is included in the consolidated statement of income (loss) and comprehensive income (loss) within interest expense.
All other leases are operating leases and the rental costs are charged to the consolidated statement of income (loss) and comprehensive income (loss) on a straight-line basis over the lease term.
[u] Earnings (loss) per share
The calculation of basic earnings (loss) per share is based on net income (loss) attributable to shareholders divided by the weighted-average number of common shares outstanding during the year. Diluted earnings (loss) per share reflects the assumed conversion of all dilutive securities using the treasury stock method. Under the treasury stock method, the weighted-average number of common shares outstanding is calculated assuming that the proceeds from the exercise of options are used to repurchase common shares at the average price during the year.
[v] Stock-based compensation plans
The Corporation records compensation expense for the cash-settled phantom-stock incentive plan, restricted share unit plan and deferred share unit plan as described in notes 11[a], 11[b] and 12.
EQUITY-SETTLED TRANSACTIONS
The cost of the equity-settled stock option plan is recognized, together with a corresponding increase in other capital reserves, in equity over the period in which the performance and/or service conditions are fulfilled. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Corporation's best estimate of the number of equity instruments that will ultimately vest. The expense or recovery for a period represents the movement in cumulative expense recognized as at the beginning and end of that period, and is recognized in employee benefits expense in the consolidated statement of income (loss) and comprehensive income (loss).
Where the terms of an equity-settled transaction award are modified, the minimum expense recognized is the expense as if the terms had not been modified, if the original terms of the award are met. An additional expense is recognized for any modification that increases the total fair value of the equity-based payment transaction or that is otherwise beneficial to the employee as measured at the date of modification.
Where an equity-settled award is cancelled, it is treated as if it vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph. All cancellations of equity-settled transaction awards are treated equally.
CASH-SETTLED TRANSACTIONS
The cost of transactions in the phantom-stock incentive plan are measured initially at fair value at the grant date using the Black-Scholes Model. This fair value is expensed over the period until the vesting date, with recognition of a corresponding liability. The liability is re-measured to fair value at each reporting date, up to and including the settlement date, with changes in fair value recognized in employee benefits expense.
The Corporation records compensation expense for the restricted share unit plan as described in note 11[b]. The Corporation records a related liability in any accounting period when the 90-day weighted-average market price of the Corporation's common shares as at the end of the accounting period is greater than zero. This liability could increase or decrease from one period to the next resulting in compensation expense or recovery in any given period. Compensation expense and related liabilities are calculated using the graded-vesting approach and are adjusted in each subsequent accounting period to reflect the current 90-day weighted-average market price of the Corporation's common shares at the end of the applicable accounting period.
The Corporation records Board compensation expense for the deferred share unit plan as described in note 12. The Corporation records a related liability in any accounting period when the 90-day weighted-average market price of the Corporation's common shares as at the end of the accounting period is greater than zero. This liability could increase or decrease from one period to the next resulting in expense or recovery in any given period. Compensation expense and related liabilities are calculated using the graded-vesting approach and are adjusted in each subsequent accounting period to reflect the current 90-day weighted-average market price of the Corporation's common shares at the end of the applicable accounting period.
[w] Operating segments
Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker for the Corporation. This chief operating decision-maker is responsible for allocating resources and assessing performance of the operating segments. The chief operating decision-maker for the Corporation has been identified as its executive management team.
3. CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS
The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions about future events that may affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods presented. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed in the following sections. The Corporation bases its assumptions and estimates on parameters available when the consolidated financial statements are prepared. Existing circumstances and assumptions about future developments, however, may change due to market conditions or circumstances beyond the control of the Corporation. Such changes are reflected in the assumptions when they occur.
[a] Taxes
The Corporation recognizes deferred tax assets, related tax-loss carryforwards and other deductible temporary differences where it is probable that sufficient future taxable income can be generated in order to fully utilize such losses and deductions. Significant estimates and assumptions regarding future earnings, and the ability to implement certain tax planning opportunities are required to assess the likelihood of utilizing such losses and deductions. These estimates and assumptions are subject to uncertainty and if changed could materially affect the assessment of the ability to fully realize the benefit of the deferred tax assets.
The Corporation is subject to income taxes in numerous tax jurisdictions. Significant judgment is required in determining the provision for taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain. The Corporation recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes could be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred tax assets and liabilities in the period in which such determination is made.
[b] Impairment of goodwill and non-financial assets
An impairment exists when the carrying value of an asset or CGU exceeds its recoverable amount, which is the higher of its fair value less costs to sell or its value in use. The fair-value-less-costs-to-sell calculation is based on available data from binding sales transactions in arm's-length transactions of similar assets or observable market prices, less the incremental costs for disposing of the asset. The value-in-use calculation is based on a discounted-cash-flow model. These calculations require the use of estimates and forecasts of future cash flows. The cash flows are derived from the budget for the next five years and do not include restructuring activities that the Corporation is not yet committed to, or significant future investments that will enhance the performance of the CGU being tested. Qualitative factors, including market presence and trends, strength of customer relationships, strength of local management, strength of debt and capital markets, and degree of variability in cash flows, as well as other factors, are considered when making assumptions with regard to future cash flows and the appropriate discount rate. The recoverable amount is most sensitive to the discount rate used for the discounted-cash-flow model as well as the expected future cash inflows and the growth rate used for extrapolation purposes. A change in any of the significant assumptions or estimates used to evaluate goodwill and other non-financial assets could result in a material change to the results of operations. The Corporation tests whether goodwill has suffered any impairment at least annually in accordance with the accounting policy stated in note 2[k]. Other non-financial assets are tested for impairment when indicators of impairment arise. The key assumptions used to determine the recoverable amount for the different CGUs are further explained in note 6.
[c] Revenue recognition
Revenue from biopharmaceutical product sales, net of trade discounts and allowances, is recognized upon shipment or in accordance with the terms of the relevant agreements, when all significant contractual obligations have been satisfied and collection is reasonably assured. The Corporation recognizes its share of the revenue from sales of the products in accordance with the accounting policy stated in note 2[q].
The Corporation estimates allowances for revenue-reducing obligations such as trade discounts, chargebacks, rebates and other allowances, using a combination of historical trends, contractual obligations and information received from third parties. The accuracy of these estimates is dependent upon the inherent limitations of extrapolating estimates from historical trends and upon the quality of the third-party information.
During the year ended July 31, 2012, the Corporation revised its estimate of Medicaid accruals to reflect an expectation of lower claims resulting from the period from August 1, 2010, to January 1, 2011. This period was prior to the Corporation's official start date in the Medicaid program.
[d] Fair value of financial instruments
Where the fair values of financial assets and financial liabilities recorded in the consolidated balance sheet cannot be derived from active markets, they are determined using valuation techniques including discounted-cash-flow models. The inputs into these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments.
[e] Share-based payments
The Corporation measures the cost of equity- and cash-settled transactions with employees and directors by reference to the fair value of equity instruments at the date at which they are granted. Cash-settled, share-based payments are remeasured at fair value at every reporting date. Estimating fair value for share-based payments requires determining the most appropriate valuation model for a grant, which is dependent on the terms and conditions of the grant. This also requires determining the most appropriate inputs to the valuation model including the expected life of the instrument, volatility and any dividend yield. Refer to notes 11[a], 11[b], 11[c] and 12 for further details.
[f] Royalty provision
The Corporation's royalty provision is remeasured to fair value at each reporting period and the changes in fair value are recorded in the consolidated statement of income (loss) and comprehensive income (loss). This calculation requires the use of estimates and forecasts of future U.S. net sales of HepaGam B®. The cash-flow estimates are derived from the forecast for the period to June 2016. Qualitative factors, including market presence and trends, strength of customer relationships and degree of variability in cash flows, as well as other factors, are considered when making assumptions with regard to future cash flows and the appropriate discount rate. The provision is impacted by the discount rate used for the discounted-cash-flow model as well as the expected future net sales and the growth rate used for extrapolation purposes. A change in any of the significant assumptions or estimates used could result in a material change provision. Refer to note 9[a] for further details.
4. STANDARDS ISSUED BUT NOT YET EFFECTIVE
Standards issued but not yet effective up to the date of issuance of the Corporation's consolidated financial statements are listed below. This listing is of Standards and interpretations issued that the Corporation reasonably expects to be applicable at a future date. The Corporation intends to adopt these Standards when they become effective.
IAS 1 (amendment) – Presentation of Financial Statements
On June 16, 2011, the IASB issued amendments to IAS 1 – Presentation of Financial Statements. The amendments enhance the presentation of other comprehensive income ("OCI") in the financial statements, primarily by requiring the components of OCI to be presented separately for items that may be reclassified to the statement of earnings from those that remain in equity. The amendments are effective for annual periods beginning on or after January 1, 2012. The Corporation is currently assessing the impact of the amendments on its consolidated financial statements.
IFRS 9 – Financial Instruments: Classification and Measurement
IFRS 9 as issued reflects the first phase of the IASB's work on the replacement of the existing standard for financial instruments (IAS 39) and applies to classification and measurement of financial assets and liabilities as defined in IAS 39. The Standard is effective for annual periods beginning on or after January 1, 2015. In subsequent phases, the IASB will address classification and measurement of hedge accounting. The adoption of the first phase of IFRS 9 may have an effect on the classification and measurement of the Corporation's financial assets and liabilities. The Corporation will quantify the effect in conjunction with the other phases, when issued, to present a comprehensive picture.
IFRS 13 – Fair Value Measurement
IFRS 13 does not change when an entity is required to use fair value, but rather, provides guidance on how to measure the fair value of financial and non-financial assets and liabilities when required or permitted by IFRS. While many of the concepts in IFRS 13 are consistent with current practice, certain principles, such as the prohibition on blockage discounts for all fair value measurements, could have a significant effect. The disclosure requirements are substantial and could present additional challenges. IFRS 13 is effective for annual periods commencing on or after January 1, 2013, and will be applied prospectively. The Corporation is currently evaluating the implications of this new Standard.
IAS 12 (amendment) – Deferred Tax: Recovery of Underlying Assets
On December 20, 2010, the IASB issued Deferred Tax: Recovery of Underlying Assets (amendments to IAS 12) concerning the determination of deferred tax on investment property measured at fair value. The amendments incorporate Standing Interpretations Committee ("SIC") – 21 Income Taxes: Recovery of Revalued Non-depreciable Assets into IAS 12 – Income Taxes for non-depreciable assets measured using the revaluation model in IAS 16 – Property, Plant and Equipment. The aim of the amendments is to provide a practical solution for jurisdictions where entities currently find it difficult and subjective to determine the expected manner of recovery for investment property that is measured using the fair-value model in IAS 40 – Investment Property. IAS 12 has been updated to include the following:
•
A rebuttable presumption that deferred tax on investment property measured using the fair-value model in IAS 40 should be determined on the basis that its carrying amount will be recovered through sale; and

•	A requirement that deferred tax on non-depreciable assets, measured using the revaluation model in IAS 16, should always be measured on a sale basis.
The amendments are mandatory for annual periods beginning on or after January 1, 2012, but earlier application is permitted. The Corporation is currently assessing the impact of the amendments on its consolidated financial statements.
5. INVENTORIES AND CONTRACTS IN PROGRESS
in thousands of U.S. dollars	At July 31, 2012	At July 31, 2011

Raw materials	$16,155	$21,046
Work in process – product costs	2,026	2,587
Finished goods	10,450	10,521
	28,631	34,154

Long-term contracts:
Raw materials	278	813
Work in process – product costs	23,823	27,557
Work in process – manufacturing process development costs	2,602	3,012
Work in process – development costs	361	1,158
Finished goods	1,955	483
	29,019	33,023

	$57,650	$67,177

At July 31, 2012, the Corporation has included in its inventories and contracts in progress $29.0 million [July 31, 2011 – $33.0 million] of costs under long-term contracts with the U.S. government (see note 22).
During the year ended July 31, 2012, inventories and contracts in progress of $61.5 million, [year ended July 31, 2011 – $76.4 million], were expensed through cost of sales. Writedowns of finished goods and reserves for obsolete materials and supplies of $2.9 million and $7.6 million, respectively, were included in cost of sales during the year ended July 31, 2012 [year ended July 31, 2011 – $2.6 million and $8.0 million, respectively]. Reversals of writedowns of $0.4 million were recorded during the year ended July 31, 2012 [year ended July 31, 2011 – $2.2 million].
At July 31, 2012, inventory of $50.7 million is recorded at cost and $6.9 million is recorded at net realizable value. At July 31, 2011, inventory of $61.9 million was recorded at cost and $5.3 million was recorded at net realizable value.
6. PROPERTY, PLANT AND EQUIPMENT
At July 31, 2012, equipment and computer systems in the amount of $0.3 million [July 31, 2011 – $2.3 million] are currently under development and not being depreciated.
Depreciation expense recognized in cost of sales is described in note 13.
in thousands of U.S. dollars	Land	Buildings	Equipment	Furniture and fixtures	Computer systems	Leasehold improvements	Construction in progress	Total

Net book value as at July 31, 2010	$332	$43,994	$21,978	$924	$1,258	$1,755	$8,620	$78,861

Additions	—	558	2,134	159	202	26	4,451	7,530
Disposals – cost	—	(119)	(481)	—	(246)	(121)	—	(967)
Disposals – accumulated depreciation	—	119	430	—	217	110	—	876
Transfers	—	8,981	3,058	(12)	114	—	(12,148)	(7)
Impairment	—	—	(201)	(116)	(169)	(1,277)	—	(1,763)
Depreciation charge	—	(2,438)	(6,545)	(208)	(671)	(493)	—	(10,355)
Net book value as at July 31, 2011	332	51,095	20,373	747	705	—	923	74,175

Additions	—	283	636	83	422	—	180	1,604
Disposals – cost	—	—	(207)	(2)	(33)	—	(24)	(266)
Disposals – accumulated depreciation	—	—	106	—	33	—	—	139
Transfers	—	596	389	—	55	—	(1,074)	(34)
Impairment	—	(3,530)	(2,061)	—	—	—	—	(5,591)
Depreciation charge	—	(2,203)	(5,706)	(171)	(480)	—	—	(8,560)

Net book value as at July 31, 2012	$332	$46,241	$13,530	$657	$702	—	$5	$61,467

The Corporation has determined that there continue to be indications of impairment in the Cangene Plasma Resources CGU at July 31, 2012. As a result, an impairment charge of $3.5 million has been recorded against buildings. The Corporation has determined that there are also indications of impairment in the CGU that relates to the Immune Globulin Intravenous project ("IGIV CGU") at July 31, 2012. As a result, an impairment charge of $2.1 million has been recorded against equipment. The Corporation has determined that there are no further indicators of impairment of property, plant and equipment for other CGUs at July 31, 2012. Cangene Plasma Resources and IGIV are included in the Corporation's biopharmaceutical-operations segment. At July 31, 2012, the recoverable amounts of the Cangene Plasma Resources CGU and the IGIV CGU were determined on a fair-value-less-costs-to-sell basis, which was higher than their value in use. The fair value less costs to sell of the Cangene Plasma Resources CGU and the IGIV CGU was determined by reference to external sources for liquidation values.
7. INTANGIBLE ASSETS
Amortization expense recognized in cost of sales is described in note 13.
in thousands of U.S. dollars	Goodwill	Patents	Commercialization rights	Software	Total

Net book value as at July 31, 2010	$2,328	$769	$12,425	$1,584	$17,106

Additions	—	—	—	271	271
Amortization charge	—	(96)	(2,100)	(555)	(2,751)
Impairment	(2,328)	—	—	—	(2,328)
Transfer	—	—	—	7	7
Net book value as at July 31, 2011	—	673	10,325	1,307	12,305

Additions	—	—	10,070	106	10,176
Amortization charge	—	(37)	(2,117)	(476)	(2,630)
Impairment	—	(636)	—	—	(636)
Transfers	—	—	—	34	34

Net book value as at July 31, 2012	$—	$—	$18,278	$971	$19,249

United States commercialization rights for episil®
On July 9, 2012, the Corporation announced that it had entered into an agreement with Camurus AB to acquire exclusive rights to commercialize a product called episil® in the United States (see also note 21[c]). The Corporation has recorded a commercialization rights asset in the amount of $10.1 million for episil®. As a result of the agreement, the Corporation must pay royalties on future net sales during the contract period, dependent on the dollar amount of net sales in each year. The Corporation has also agreed to certain minimum order quantities under the contract. The purchase includes an upfront payment of $2.0 million and a milestone payment of $0.5 million due in October 2012. In addition, at July 31, 2012, the Corporation has recorded a purchase consideration liability of $7.6 million related to the royalties anticipated on the minimum order quantities specified in the contract. This liability will be reduced as the royalties are paid on the minimum quantities. Royalties payable on net sales that are in excess of the specified minimum quantities will be recorded at the time of the sales.
Impairment of patents
During the year ended July 31, 2012, the Corporation identified that indicators of impairment existed for the patents that are included in its biopharmaceutical-operations segment. As a result of a strategic review, the Corporation has decided not to proceed with the related R&D programs and not to pursue further business development activities with respect to the patents. Although some of the patents remain in place, the Corporation intends to allow them to lapse when they come up for renewal. At July 31, 2012, the Corporation has recorded an impairment charge of $0.6 million against these patents, resulting in a recoverable amount of $Nil.
8. OPERATING LINE OF CREDIT
As at July 31, 2012, the Corporation has a C$20.0-million [July 31, 2011 – C$20.0-million] revolving term loan from a Canadian chartered bank; however, as the Corporation is not in compliance with an EBITDA-related debt covenant, it does not have access to this credit facility at July 31, 2012 (see note 19). This line of credit is collateralized by a general security agreement in respect of all the Corporation's assets; as at July 31, 2012, C$Nil was utilized [July 31, 2011 – $CNil]. Interest is payable on this line of credit at either LIBOR plus 1.6%, the prime lending rate plus 0.6% or the U.S.-dollar base rate plus 0.6%, depending on the duration of the borrowing and the currency borrowed. The agreement has no fixed expiry date, but is subject to periodic review by the bank. See note 24[c] for a subsequent event related to this operating line of credit.
9. PROVISIONS
[a] Royalty provision
On October 16, 2009, the Corporation's Board of Directors approved an agreement under which Cangene, through Cangene bioPharma, acquired the U.S. commercialization rights for HepaGam B® (see note 23[a]). As per the agreement, Apotex will be paid royalties on net U.S. HepaGam B® sales occurring through June 2016. The effective date of this transfer of rights was November 1, 2009. The $7.0-million present value of the estimated future royalty stream on U.S. sales of HepaGam B® through June 2016 was initially recorded as a royalty provision effective November 1, 2009. This provision is being amortized monthly to cost of sales on the basis of the present value calculations. This amortization for the years ended July 31, 2012 and 2011, is $0.8 million and $1.1 million, respectively. Concurrently, the Corporation is recording a royalty expense in cost of sales for the actual royalty paid or payable in the period. The royalty expense for the years ended July 31, 2012 and 2011, is $0.9 million and $0.8 million, respectively. Therefore, for the years ended July 31, 2012 and 2011, the net impact is an increase of less than $0.1 million and a recovery of $0.2 million, respectively, in cost of sales. Amortization of the commercialization rights acquired is also recorded in selling, general and administrative expense (see note 7).
The Corporation is required to remeasure the royalty provision at each reporting period. At July 31, 2012, the Corporation has calculated the net present value of future royalty payments using a weighted-average cost of capital of 17% and projected net sales of HepaGam B® for the duration of the agreement. As a result of this remeasurement, the Corporation has reduced the royalty provision by $0.2 million for the year ended July 31, 2012 [year ended July 31, 2011 – reduced the royalty provision by $1.7 million].
At July 31, 2012, the HepaGam B® royalty provision is $2.3 million [July 31, 2011 – $3.3 million]. At July 31, 2012, the Corporation has recorded accounts payable of $0.2 million [July 31, 2011 – $0.2 million] representing the current royalty provision payable to Apotex.
[b] Provisions for chargebacks, administrative fees, rebates and other allowances
The Corporation estimates allowances for revenue-reducing obligations such as trade discounts, chargebacks, administrative fees, rebates and other allowances using a combination of historical trends, contractual obligations and information received from third parties. Administrative fees includes actual administrative fees along with additional rebates for a primary distributor. Rebates includes Medicaid rebates, Medicare rebates and other government programs. Other allowances includes distribution fees, no-return fees, prompt payment discounts and centralized shipping fees.
in thousands of U.S. dollars	Chargebacks	Administrative fees	Rebates	Other allowances	Total

As at July 31, 2010	$1,365	$159	$—	$355	$1,879
Actual payments/credits issued	(8,645)	(971)	(15)	(1,937)	(11,568)
Provisions/reversals charged	9,423	1,642	316	1,972	13,353
Balance at July 31, 2011	2,143	830	301	390	3,664

Actual payments/credits issued	(8,504)	(1,297)	(126)	(1,818)	(11,745)
Change in estimate	—	—	(431)	—	(431)
Provisions/reversals charged	8,583	1,281	390	1,883	12,137
Balance at July 31, 2012	$2,222	$814	$134	$455	$3,625

10. SHARE CAPITAL
Authorized and issued
The Corporation's authorized share capital comprises an unlimited number of non-voting preferred shares with a 4% non-cumulative dividend entitlement; Class A preferred shares, issuable in series with rights to be determined at issuance by the Board of Directors; and an unlimited number of common shares with no par value.
Issued share capital comprises common shares as follows:
in thousands of U.S. dollars except share data	Number of shares	Share capital

As at July 31, 2010	67,843,570	$51,696
Shares cancelled under Normal Course Issuer Bid	(1,096,700)	(836)

As at July 31, 2011	66,746,870	50,860

As at July 31, 2012	66,746,870	$50,860

[b] Normal Course Issuer Bid
June 1, 2010, to May 31, 2011 (the "2010 Bid")
On May 27, 2010, the Corporation announced regulatory approval of a share repurchase program, through the facilities of the Toronto Stock Exchange, for purchase and subsequent cancellation of up to 1,500,000 common shares (approximately 2.2% of the Corporation's total issued and outstanding common shares as at May 25, 2010) by way of a Normal Course Issuer Bid. Under the 2010 Bid, purchases of common shares were made from time to time at market prices and in accordance with the rules of the Toronto Stock Exchange. The 2010 Bid expired on May 31, 2011.
When shares are repurchased and cancelled under a Normal Course Issuer Bid, the excess of purchase price over the average stated capital of the shares is charged to retained earnings. A summary of the activity under the 2010 Bid for the year ended July 31, 2011, is presented below (there was no Normal Course Issuer Bid active during the year ended July 31, 2012):
in thousands of U.S. dollars except share data	Year ended July 31, 2011
	Shares cancelled	Cost	Share capital	Retained earnings
2010 Bid	1,096,700	$3,300	$(836)	$(2,464)
Total	1,096,700	$3,300	$(836)	$(2,464)

11. EMPLOYEE BENEFIT PLANS
[a] Phantom-stock incentive plan ("PSIP")
The final grant of phantom-stock units under the PSIP matured with no pay-out during the quarter ended October 31, 2011.
Under the plan, the phantom-stock units matured three years and 90 days after the effective date of grant. The phantom-stock units were valued based on the weighted-average market price of the Corporation's common shares on the Toronto Stock Exchange for the 90 days preceding the maturity date. Participants in the PSIP received cash awards equal to any increase in value of the phantom-stock units between the effective date of grant and the date of maturity.
Participation in the PSIP required mandatory participation in a share ownership plan, which stipulates that the participants must acquire a minimum investment in the Corporation's common shares by a pre-determined future date.
The following table summarizes changes in the number of phantom-stock units outstanding during the years ended July 31, 2012 and 2011:
Phantom-stock units	Year ended July 31, 2012	Year ended July 31, 2011

Outstanding at beginning of year	1,915,352	2,941,994
Matured with no value	(1,897,791)	(652,747)
Cancelled with no value	(17,561)	(373,895)
Outstanding at end of year	—	1,915,352

The Corporation recognized a compensation recovery of $Nil for the year ended July 31, 2012 [year ended July 31, 2011 – recovery of $1.0 million].
[b] Restricted share unit plan ("RSU plan")
In 2009 the Board of Directors authorized an RSU plan for members of management. Pursuant to the RSU plan, members of management may be granted restricted share units ("RSUs") as the long-term incentive component of their compensation.
An RSU is equivalent in value to a common share of the Corporation, credited by means of a bookkeeping entry in the books of the Corporation to an account in the name of the member of management. Each RSU entitles the participant to receive a cash payment no later than December 31 of the third calendar year following the year in which the RSU was granted. The RSUs are valued based on the weighted-average market price of the Corporation's common shares on the Toronto Stock Exchange for the 90 days preceding the maturity date. The RSU plan provides for vesting of the RSUs, with 25% vesting immediately and an additional 25% vesting on each anniversary of the grant date for three years and, in the event of retirement, death or termination without cause, participants may be entitled to receive cash awards for vested RSUs based on the weighted-average market price of the Corporation's common shares on the Toronto Stock Exchange for the 90 days preceding the applicable date of retirement, death or termination. In the event the Corporation declares a dividend on its common shares, the participant would be entitled to receive an equivalent amount of RSUs. Compensation cost for RSUs granted under the RSU plan is recorded as an expense with a corresponding increase in accrued liabilities and is measured at fair value. Changes in fair value between the grant date and the measurement date result in a change in the measurement of compensation cost.
Participation in the RSU plan requires mandatory participation in a share ownership plan, which stipulates that the participants must acquire a minimum investment in the Corporation's common shares by a pre-determined future date. RSUs held count towards the ownership requirement.
The following table summarizes changes in the number of RSUs outstanding during the years ended July 31, 2012 and 2011:
Restricted share units	Year ended July 31, 2012	Year ended July 31, 2011
Outstanding at beginning of year	1,850,501	1,010,651
Issued	—	1,157,965
Redeemed	(574,595)	(229,022)
Cancelled	—	(89,093)

Outstanding at end of year	1,275,906	1,850,501

The Corporation recognized a compensation recovery of $0.2 million and a compensation expense of $0.7 million for the years ended July 31, 2012 and 2011, respectively, as a result of the RSU plan.
During the years ended July 31, 2012 and 2011, 574,595 and 229,022 RSUs, respectively, were redeemed with a value of $0.8 million and $0.4 million, respectively.
The following tables summarize information about RSUs outstanding and related liabilities as at July 31, 2012, and July 31, 2011:
				in thousands of U.S. dollars
	Fiscal year of grant	Number of units outstanding	Weighted-average remaining contractual life	Liability at July 31, 2012
	2010	536,244	0.3 years	$841
	2011	739,662	1.2 years	1,062
Total		1,275,906	0.8 years	$1,903

				in thousands of U.S. dollars
	Fiscal year of grant	Number of units outstanding	Weighted-average remaining contractual life	Liability at July 31, 2011
	2010	855,115	1.3 years	$1,498
	2011	995,386	2.3 years	1,346
Total		1,850,501	1.8 years	$2,844

[c] Stock option plan
The Board of Directors may authorize the issuance of options to acquire common shares under a stock option plan, provided that the number of options outstanding to any one individual at any time does not exceed 5% of the outstanding shares. As at July 31, 2012, 2.3 million [July 31, 2011 – 3.1 million] options remain available to be granted under the plan. The exercise price of options granted under the plan cannot be lower than the arithmetic average of the daily high and low board-lot trading prices of the Corporation's common shares on the Toronto Stock Exchange for the five days immediately prior to the date of the grant. Under the plan, options expire no later than eight and five years after the date they are granted for employees and non-executive directors, respectively, and vest over four fiscal years.
A summary of the status of the Corporation's stock option plan as at July 31, 2012 and 2011, and changes during the years ended on those dates, is presented below:
Year ended July 31, 2012			Year ended July 31, 2011
Stock options	Number of options	Weighted-average exercise price	Number of options	Weighted-average exercise price
Outstanding at beginning of year	—	—	339,200	C$10.60
Granted	750,000	1.37	—	—
Forfeited, expired or cancelled	—	—	(339,200)	10.60
Outstanding at end of year	750,000	C$1.37	—	—
Exercisable at end of year	187,500	C$1.37	—	—

The following table summarizes information about stock options outstanding at July 31, 2012:
Options outstanding					Options exercisable
Exercise price	Fiscal year of grant	Number outstanding	Weighted-average remaining contractual life	Weighted-average exercise price	Number outstanding	Weighted-average exercise price
C$1.37	2012	750,000	7.1 years	C$1.37	187,500	C$1.37

The Corporation's President and Chief Executive Officer ("CEO") was granted 750,000 stock options at an exercise price of C$1.37 per share, effective September 12, 2011, under the stock option plan. These stock options vested 25% immediately upon grant; 25% then vest on August 1, 2012, 25% on August 1, 2013, and finally, 25% vest on August 1, 2014.
In accordance with his employment contract, the President and CEO also received a further 750,000 stock options at an exercise price of C$1.51 per share on September 12, 2012. No stock options were granted during the year ended July 31, 2011.
The fair value of the stock options granted is estimated at the grant date using the Black-Scholes Model, taking into account the terms and conditions under which the stock options were granted. The Corporation has calculated fair value during the year for both of the 750,000 stock option grants. The contractual life of the options granted is eight years from the date of grant. There is no cash settlement of the stock options. The fair value of these stock options was calculated on September 12, 2011, using the following assumptions:
Dividend yield                              0.0%
Expected volatility                     49.2%
Risk-free interest rate             1.2%
Expected life                                    4.0 years
Share price                                        C$1.32
The fair value of the stock options is allocated over the vesting periods using the graded-vesting method. Stock option expenses of $0.4 million and $Nil were recorded and credited to contributed surplus for the years ended July 31, 2012 and 2011, respectively.
[d] Employee share purchase plan
Under the terms of the Corporation's employee share purchase plan, employees can choose to have up to 5% of their annual gross earnings, to a yearly maximum of $10,000, withheld to purchase common shares of the Corporation on the open market. The Corporation will match 20% of all contributions made by employees. The total contribution vests immediately. During the year ended July 31, 2012, the Corporation's contribution was $0.1 million [year ended July 31, 2011 – $0.1 million], which is recorded as compensation expense. Under the plan, employees acquired 361,366 common shares during the year ended July 31, 2012 [year ended July 31, 2011 – 245,808].
[e] Defined-contribution pension plan – Canadian employees
The Corporation has a defined-contribution pension plan for its Canadian employees, to which it contributes at rates of up to 4% of a non-executive employee's salary or up to 6% of an executive employee's salary, subject to the legislated maximum. The expense and payments for the year ended July 31, 2012, were $1.0 million [year ended July 31, 2011 – $1.1 million].
[f] Defined-contribution pension plan – United States employees
The Corporation has a defined-contribution 401(k) pension plan for its United States employees, to which it contributes at rates of up to 4% of the employee's salary, subject to the legislated maximum. The expense and payments for the year ended July 31, 2012, were $0.3 million [year ended July 31, 2011 – $0.3 million].
12. DEFERRED SHARE UNIT PLAN ("DSU plan")
In 2009 the Board of Directors authorized a DSU plan for non-executive directors. Pursuant to the DSU plan, non-executive directors are entitled to receive all or any portion of their annual cash retainer in the form of deferred share units ("DSUs") instead of cash. DSUs are issued quarterly and vest immediately on issuance.
A DSU is equivalent in value to a common share of the Corporation, credited by means of a bookkeeping entry in the books of the Corporation to an account in the name of the non-executive director. Each DSU entitles the participant to receive cash payment upon termination of directorship that is valued based on the weighted-average market price of the Corporation's common shares on the Toronto Stock Exchange for the 90 days preceding the termination date. In the event the Corporation declares a dividend on its common shares, the participant would be entitled to receive an equivalent amount of DSUs. Compensation cost for DSUs granted under the DSU plan is recorded as an expense with a corresponding increase in accrued liabilities and is measured at fair value. Changes in fair value between the grant date and the measurement date result in a change in the measurement of compensation cost.
Participation in the DSU plan requires mandatory participation in the share ownership plan, which stipulates that the participants must acquire a minimum investment in the Corporation's common shares by a pre-determined future date. DSUs held, count towards the ownership requirement.
The following table summarizes changes in the number of DSUs outstanding during the years ended July 31, 2012 and 2011:
Deferred share units	Year ended July 31, 2012	Year ended July 31, 2011
Outstanding at beginning of year	114,905	49,069
Issued during the year	192,112	65,836
Outstanding at end of year	307,017	114,905

The following tables summarize information about DSUs outstanding and related liabilities as at July 31, 2012 and 2011:
		in thousands of U.S. dollars

	Number of units outstanding	Liability at July 31, 2012
	307,017	$481
Total	307,017	$481

		in thousands of U.S. dollars

	Number of units outstanding	Liability at July 31, 2011
	114,905	$222
Total	114,905	$222

13. EXPENSES BY NATURE
The following is a breakdown of depreciation, amortization, investment tax credits, foreign-exchange differences, employee benefits expense and cost of inventories that are included in the consolidated statements of income (loss) and comprehensive income (loss):
in thousands of U.S. dollars	Year ended July 31, 2012	Year ended July 31, 2011

Cost of sales – product sales and product services:
Depreciation of property, plant and equipment	$7,121	$9,115
Amortization of intangible assets	423	469
Foreign-exchange gain	(321)	(652)
Cost of inventories recognized as an expense	64,364	75,806
Total cost of sales – product sales and product services	$71,587	$84,738

Cost of sales – R&D services:
Depreciation of property, plant and equipment	$275	$205
Amortization of intangible assets	2	3
Investment tax credits	(202)	(1,858)
Foreign-exchange gain	(81)	(135)
Cost of inventories recognized as an expense	13,587	13,058
Total cost of sales – R&D services	$13,581	$11,273

Administrative expense includes:
Depreciation of property, plant and equipment	$397	$415
Amortization of intangible assets	2,199	2,269
Foreign-exchange gain	(196)	(314)

Independent R&D expense includes:
Depreciation of property, plant and equipment	$767	$620
Amortization of intangible assets	6	10
Investment tax credits	(1,018)	(8,088)
Foreign-exchange gain	(148)	(363)

Employee benefits expense:
Salaries and other short-term employee benefits	$49,427	$57,326
Termination and retirement benefits	3,213	1,719
Post-employment benefits	1,142	1,282
Share-based compensation	458	(624)
Total employee benefits expense	$54,240	$59,703

14. EARNINGS (LOSS) PER SHARE
The following is a reconciliation between basic and diluted earnings (loss) per share:
in thousands of U.S. dollars except share-related data	Year ended July 31, 2012	Year ended July 31, 2011

Net income (loss)	$(28,287)	$1,509
Weighted-average number of common shares outstanding	#66,746,870	#67,141,337
Dilutive effect of stock options	—	—
Diluted weighted-average number of common shares outstanding	#66,746,870	#67,141,337

Earnings (loss) per share:
Basic and diluted	$(0.42)	$0.02

For the year ended July 31, 2012, 750,000 options [July 31, 2011 – Nil options] were excluded from the calculation of diluted earnings (loss) per share; options are excluded from the calculation when their exercise price exceeds the average market price of the Corporation's common shares on the Toronto Stock Exchange for the period or when their inclusion would reduce the loss per share.
15. GOVERNMENT ASSISTANCE AND TAX CREDITS
R&D expenses for the years ended July 31, 2012 and 2011, are net of combined federal and provincial scientific research and experimental development ("SR&ED") tax credits in the amounts of $1.2 million and $9.9 million, respectively. At July 31, 2012, $1.2 million [July 31, 2011 – $1.3 million] of SR&ED tax credits were included as a reduction of long-term contract costs in inventories and contracts in progress.
For the years ended July 31, 2012 and 2011, there was less than $0.1 million in investment tax credits relating to SR&ED capital expenditures and no provincial investment tax credits related to manufacturing and processing capital expenditures. Both of these were accounted for as a reduction of the cost of the applicable assets.
To qualify for federal and provincial SR&ED investment tax credits, the work must advance the understanding of scientific relations or technologies, address scientific or technological uncertainty, and incorporate a systematic investigation by qualified personnel. To qualify for the Manitoba manufacturing investment tax credit, the building, machinery and equipment must be purchased for first-time use in manufacturing or processing in Manitoba.
The Corporation has Manitoba SR&ED investment tax credit carryforwards in the amount of $20.6 million which begin expiring in 2019. Of these, approximately $9.6 million were not recorded in 2012 as management has determined that uncertainty exists with regards to sufficient future Canadian taxable income during the carryforward period to utilize the credits.
16. TAXES
[a] Tax expense (benefit)
The components of the Corporation's tax expense (benefit) for the years ended July 31, 2012, and July 31, 2011, are as follows:
in thousands of U.S. dollars	Year ended July 31, 2012	Year ended July 31, 2011
Current tax:
Current tax on profits for the year	$(4,762)	$(2,518)
Adjustments in respect of prior years	(370)	(3)
Total current tax benefit	(5,132)	(2,521)
Deferred tax:
Origination and reversal of temporary differences	538	(584)
Impact of change in tax rate	93	864
Total deferred tax expense	631	280
Tax benefit	$(4,501)	$(2,241)

Factors affecting tax benefit:
The standard rate of Canadian corporate tax is 26.99% [2011 – 28.50%]. The tax on the consolidated entities' loss before taxes differs from the theoretical amount that would arise using the weighted-average tax rate applicable to the loss of the consolidated entities as follows:
in thousands of U.S. dollars	Year ended July 31, 2012	Year ended July 31, 2011

Combined statutory federal and provincial tax rate at 26.99% [2011 – 28.5%]	$(8,849)	$(209)
Adjusted for:
Income taxes recorded at rates different from the Canadian tax rate	1,148	414
Unrecognized temporary difference for unrealized foreign-exchange (gain) loss on advances to U.S. subsidiaries	(1,179)	2,069
Investment tax credits for which no benefit is recognized	2,556	—
Expenses not deductible for tax purposes	83	73
Tax-loss benefit not recognized	543	44
Non-taxable foreign-exchange gain (loss) on translation	2,635	(6,127)
Remeasurement of deferred tax due to change in tax rate	93	864
Impairment of goodwill	—	664
Stock options	118	—
Benefit of rate differential on loss carryback	(1,067)	—
Other	(212)	(31)
Adjustment in respect of prior years	(370)	(2)
Tax benefit	$(4,501)	$(2,241)

The effective tax benefit rate for the year ended July 31, 2012, of 13.73% is lower than the statutory Canadian corporate tax rate of 26.99%, primarily due to the effects of the translation of the operations into the U.S. functional currency, income taxes recorded at rates different from the Canadian corporate tax rate and the impact of unrecognized Manitoba income tax credits; these effects are partially offset by an unrealized foreign-exchange gain on advances to U.S. subsidiaries and the benefit of a rate differential on loss carryback.
During the year ended July 31, 2011, the Corporation's effective tax benefit rate of 306.1% was higher than the statutory Canadian corporate tax rate of 28.5%, primarily due to the effects of the translation of the operations into the U.S. functional currency.
[b] Deferred tax
The movement in deferred tax assets and liabilities during the years ended July 31, 2012, and July 31, 2011, without taking into consideration the offsetting of balances within the same tax jurisdictions, are as follows:
in thousands of U.S. dollars
Deferred tax assets	Property, plant and equipment	Inventory and other reserves	Intangible assets	Deferred income	Loss carryforwards	Other	Total

As at July 31, 2010	$4,254	$5,869	$441	$642	$1,255	$3,379	$15,840
Credited (charged) to income statement	1,300	245	(41)	(165)	(769)	(72)	498
As at July 31, 2011	5,554	6,114	400	477	486	3,307	16,338

Credited (charged) to income statement	132	(1,131)	434	24	(249)	(912)	(1,702)

As at July 31, 2012	$5,686	$4,983	$834	$501	$237	$2,395	$14,636

in thousands of U.S. dollars
Deferred tax liabilities	SR&ED investment tax credits	Deferred development costs	Other	Total
As at July 31, 2010	$1,069	$871	$122	$2,062
Charged (credited) to income statement	902	(109)	(15)	778
Other movements	—	—	1	1
As at July 31, 2011	1,971	762	108	2,841

Charged (credited) to income statement	(684)	(387)	—	(1,071)

As at July 31, 2012	$1,287	$375	$108	$1,770

In addition to the above recognized deferred tax assets, at July 31, 2012, the Corporation has U.S. state tax losses carried forward and other temporary differences relating to its U.S.-based plasma centres that, when tax-effected, have an estimated value of $0.4 million. The Corporation also has a temporary difference relating to unrecognized Manitoba investment tax credits that, when tax-effected, have an estimated value of $2.6 million. Additionally, the Corporation has $3.8 million of capital losses carried forward, which may only be used to offset future capital gains. In respect of these, the Corporation has not recognized a deferred tax asset.
At July 31, 2011, the Corporation had U.S. state tax losses carried forward that, at the then current U.S. state tax rates, had an estimated value of $0.5 million. Additionally, the Corporation had $3.8 million of capital losses carried forward, which may only be used to offset future capital gains. In respect of these, the Corporation has not recognized a deferred tax asset.
In a prior year, the Corporation recorded an impairment loss on Cangene bioPharma's viral-vaccine-filling facility. A deferred tax asset of approximately $6.2 million related to the impairment has not been recognized.
The analysis of deferred tax assets and deferred tax liabilities is as follows:
in thousands of U.S. dollars	At July 31, 2012	At July 31, 2011
Deferred tax assets:
To be recovered after more than 12 months	$7,216	$6,917
To be recovered within 12 months	7,420	9,421
	14,636	16,338

Deferred tax liabilities:
To be recovered after more than 12 months	483	870
To be recovered within 12 months	1,287	1,971
	1,770	2,841

Net deferred tax	$12,866	$13,497

The gross movement on the deferred tax account is as follows:
in thousands of U.S. dollars	At July 31, 2012	At July 31, 2011
Opening balance	$13,497	$13,778
Income statement charge	(631)	(280)
Other	—	(1)

Closing balance	$12,866	$13,497

17. SUPPLEMENTARY INFORMATION FOR CONSOLIDATED STATEMENTS OF CASH FLOWS
Effect on cash flow of net change in non-cash working capital balances related to operations:
in thousands of U.S. dollars	Year ended July 31, 2012	Year ended July 31, 2011

Accounts receivable	$(2,247)	$(1,835)
Inventories and contracts in progress	9,527	18,691
Taxes recoverable	6,614	(12,637)
Prepaid expenses and deposits	113	701
Accounts payable and accrued liabilities	(4,937)	(4,602)
Provision for chargebacks	(39)	1,785
Taxes payable	615	19
	$9,646	$2,122

18. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT
The Corporation has the following financial instruments: cash, accounts receivable, accounts payable and accrued liabilities, and U.S.–Canadian-dollar currency swaps.
[a] Fair value hierarchy
The Corporation primarily applies the market approach for recurring fair value measurements. Three levels of inputs may be used to measure fair value:
LEVEL 1 – Unadjusted, quoted prices in active markets for identical assets or liabilities. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
LEVEL 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
LEVEL 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The following table presents information about the Corporation's assets and liabilities measured at fair value on a recurring basis as at July 31, 2012, and the fair value hierarchy of the valuation techniques used to determine such fair value.
in thousands of U.S. dollars	Level 1	Level 2	Level 3	Total
Cash	$35,870	—	—	$35,870
Derivative financial instruments	—	(79)	—	(79)

As at July 31, 2012, and July 31, 2011, the carrying values of current assets and liabilities, including cash, accounts receivable, accounts payable and accrued liabilities, and purchase consideration payable approximate their fair value. These short-term financial instruments approximate the fair value due to the relatively short period to maturity.
All derivatives are recorded at fair value in the consolidated balance sheets. The fair values of the Corporation's derivative financial instruments used to manage exposure to interest rate risk are estimated based on quoted market prices for the same or similar financial instruments, or on the current rates offered to the Corporation for financial instruments of the same maturity, as well as by the use of discounted future cash flows using current rates for similar financial instruments subject to similar risks and maturities. The Corporation has reviewed all significant contractual arrangements and determined that there are no material embedded derivatives that must be separated from the host contract and accounted for separately.
[b] Risk management policies
The Corporation manages risk and risk exposures through a combination of insurance, derivative financial instruments, a system of internal and disclosure controls, and sound business practices. The Corporation is exposed to significant currency risk and uses derivative financial instruments to manage the risk of fluctuation in foreign-exchange rates. The Corporation enters into forward-foreign-exchange contracts to limit exposure on certain anticipated future U.S.-dollar sales and cash flows. The maximum length of time over which the Corporation hedges its exposure to the variability of future cash flows is one year. The Corporation has also entered into currency swaps to limit the interest expense associated with the Canadian-dollar usage of its operating line of credit.
[c] Credit risk
Credit risk is the risk that a customer will fail to perform an obligation or fail to pay amounts due, causing a financial loss. The Corporation is not exposed to significant credit risk. The majority of the Corporation's sales are made to governments and large, well-established companies. In the normal course of business, the Corporation monitors the financial condition of its customers and reviews the credit history of each new customer. An allowance for doubtful accounts is established to correspond to the specific credit risk of its customers, historical trends and economic circumstances.
The table below sets out the details of the accounts receivable balances outstanding based on the status of the receivable in relation to when the receivable was due and payable:
in thousands of U.S. dollars	At July 31, 2012	At July 31, 2011
Neither impaired nor past due	$14,576	$13,432
Not impaired but past the due date as follows:
Within 30 days	5,339	3,574
31–60 days	633	2,081
Over 60 days	1,817	1,037
Allowance for doubtful accounts	(35)	(41)
Total	$22,330	$20,083

There are no impaired accounts receivable.
A continuity of the allowance for doubtful accounts for the years ended July 31, 2012, and July 31, 2011, is as follows:
in thousands of U.S. dollars	Year ended July 31, 2012	Year ended July 31, 2011
Opening balance, beginning of year	$41	$163
Foreign-exchange impact	(1)	10
Additional allowances	—	32
Collection of doubtful accounts	(5)	—
Writeoff of uncollectible accounts	—	(164)
Closing balance, end of year	$35	$41

[d] Interest rate risk
The Corporation's Canadian-dollar operating line of credit is at a floating interest rate; therefore, it is subject to interest rate cash flow risk. The Corporation has entered into U.S.–Canadian-dollar currency swaps whereby the Corporation received Canadian funds in return for U.S. funds at the trade-date exchange rate. At the maturity date, the Corporation repays the U.S. funds with Canadian funds at the same exchange rate for a fixed fee. These swaps are entered into for the purpose of lowering interest expense associated with the Canadian-dollar utilization of its operating line of credit. The Corporation does not enter into these instruments for trading or speculative purposes. The swaps are classified as held for trading.
The Corporation had currency swaps outstanding at July 31, 2012, as follows:
in thousands of U.S. dollars
		Fair value
Notional amount	Maturity date	at July 31, 2012
$5,000	August 1, 2012	$(64)
5,000	August 28, 2012	(47)
5,000	September 10, 2012	(45)
5,000	September 24, 2012	21
5,000	November 5, 2012	56

$25,000		$(79)

The fair values reflect the cost to unwind the instruments. If the currency swaps are held to maturity, the Corporation will pay $0.3 million in fixed-fee swap costs for the instruments.
The Corporation had currency swaps outstanding at July 31, 2011, as follows:
in thousands of U.S. dollars
Notional amount	Maturity date	Fair value
		at July 31, 2011
$5,000	August 25, 2011	$(212)
5,000	September 12, 2011	(142)
5,000	September 23, 2011	(221)
10,000	October 13, 2011	(134)
5,000	November 4, 2011	(24)
5,000	November 28, 2011	(142)
10,000	December 22, 2011	(838)
5,000	January 26, 2012	(21)
10,000	January 30, 2012	(41)

$60,000		$(1,775)

[e] Currency risk
The Corporation receives the majority of its revenues and incurs significant expenses in U.S. dollars. However, the Corporation does receive certain revenues and incurs certain expenses in Canadian dollars; consequently, fluctuations in the rate of exchange between U.S. and Canadian dollars can have an effect on the Corporation's reported results. On occasion, forward-foreign-exchange contracts and foreign-exchange option collars are used by the Corporation to manage its foreign-exchange exposure on anticipated Canadian-dollar expenditures. The Corporation does not enter into these instruments for trading or speculative purposes. These instruments are not accounted for as hedges, and are marked to market at the consolidated balance sheet dates. The gains and losses are recognized in income during the period, and the contracts are classified as held for trading. As at July 31, 2012, and July 31, 2011, the Corporation had no forward-foreign-exchange contracts or foreign-exchange option collars outstanding.
Furthermore, the Corporation maintains a Canadian-dollar operating line of credit, which may also affect the Corporation's reported results when there are fluctuations in the rate of exchange between Canadian and U.S. dollars. However, as at July 31, 2012, C$Nil [July 31, 2011 – C$Nil] was utilized on this facility.
The Corporation maintains Canadian-dollar bank accounts; Canadian-dollar cash balances at July 31, 2012, were C$1.5 million [July 31, 2011 – cash overdraft of C$0.7 million].
[f] Liquidity risk
Liquidity risk is the risk that the Corporation will encounter difficulties in meeting its financial liability obligations. The Corporation manages its liquidity risk through cash and debt management. Trade payables are due within one year.
[g] Sensitivity analysis
The Corporation's sales denominated in Canadian dollars for the year ended July 31, 2012, were C$10.1 million, and the total of its cost of sales and selling, general and administrative expense denominated in that currency was C$102.6 million. Accordingly, a 10% increase or decrease in the exchange rate between Canadian and U.S. dollars would result in a $1.0-million increase or decrease in sales, and a total increase or decrease of $10.3 million in cost of sales plus selling, general and administrative expense.
19. CAPITAL STRUCTURE
The Corporation's capital structure is composed of equity. The Corporation's objectives when managing its capital structure are to maintain and preserve its access to capital markets, continue its ability to meet its financial obligations, fund research and development activities, and finance organic growth and acquisitions. Organic growth is achieved primarily through development of new products and expansion of sales into new markets.
The Corporation monitors its capital structure using non-IFRS financial metrics including the ratios of long-term debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") for the immediately preceding 12-month period, and long-term debt to equity. The Corporation may manage its capital to meet the targets by issuing new shares, using the line of credit (if available), acquiring new debt or purchasing shares under Normal Course Issuer Bids.
The table below reconciles the non-IFRS financial measure EBITDA to the net income (loss) for the preceding 12-month periods:
in thousands of U.S. dollars	Year ended July 31, 2012	Year ended July 31, 2011
Net income (loss)	$(28,287)	$1,509
Add back:
Interest expense	15	15
Tax benefit	(4,501)	(2,241)
Depreciation and amortization	11,190	13,106
EBITDA	$(21,583)	$12,389

The Corporation's targeted capital structure is to maintain the ratio of long-term debt to equity at levels below 1:2. The ratio is calculated in the following table:
in thousands of U.S. dollars except ratio	At July 31, 2012	At July 31, 2011
Long-term debt	—	—
Equity	195,352	223,200
Ratio	—	—

The Corporation's targeted capital structure is to maintain the ratio of long-term debt to EBITDA at levels below 3:1. The ratio is calculated in the following table based on EBITDA achieved in the preceding 12-month periods:
in thousands of U.S. dollars except ratio	At July 31, 2012	At July 31, 2011
Long-term debt	—	—
EBITDA	(21,583)	12,389
Ratio	—	—

The Corporation's targeted capital structure is to maintain the ratio of EBITDA to interest expense plus current portion of long-term debt and capital leases at levels above 1.5:1. The ratio is calculated in the following table based on EBITDA achieved in the preceding 12-month periods:
in thousands of U.S. dollars except ratio	At July 31, 2012	At July 31, 2011
EBITDA	$(21,583)	$12,389
Interest expense	15	15
Current portion of long-term debt and capital leases	—	—
Ratio	Negative	826:1

The Corporation's targeted capital structure is to maintain its working capital ratio at 1.1:1 or higher. The working capital ratio is current assets divided by current liabilities. The ratio is calculated in the following table:
in thousands of U.S. dollars except ratio	At July 31, 2012	At July 31, 2011
Current assets	$122,426	$146,990
Current liabilities	21,676	26,957
Working capital ratio	5.6:1	5.5:1
The Corporation's capital management objectives, and evaluation measures, definitions and targets have remained unchanged over the periods presented.
The Corporation is subject to externally imposed capital requirements associated with its C$20.0-million operating line of credit (see note 8), which must be maintained to avoid acceleration of the termination of the agreement. The externally imposed capital requirements are the same as the financial metrics used on an internal basis to monitor capital structure. At July 31, 2012, the Corporation is in compliance with all but one of its financial covenants. Because the Corporation is not in compliance with the EBITDA to interest expense plus current portion of the long-term debt and capital leases covenant, it does not have access to the operating line of credit at July 31, 2012. The Corporation has sufficient cash on hand, and does not require use of the operating line of credit.
20. SEGMENT INFORMATION
The Corporation manages its business and evaluates performance based on two operating segments: biopharmaceutical operations and contract services. The products and services provided by biopharmaceutical operations include approved product and commercial plasma sales, and in 2011 included royalties. Contract services provides manufacturing and R&D services to related and unrelated parties.
The accounting policies of the Corporation's operating segments are the same as those described in note 2. There are no significant inter-segment transactions. The following presents segment operating results for the years ended July 31, 2012 and 2011, and identifiable assets as at July 31, 2012, and July 31, 2011:
	Year ended July 31, 2012			Year ended July 31, 2011
in thousands of U.S. dollars	Biopharma-ceutical operations	Contract services	Total	Biopharma-ceutical operations	Contract services	Total

Revenues
Product sales	$48,616	$—	$48,616	$51,172	$—	$51,172
Product services	—	45,793	45,793	—	78,872	78,872
R&D services	—	16,620	16,620	—	16,437	16,437
Royalties	—	—	—	3,226	—	3,226
	48,616	62,413	111,029	54,398	95,309	149,707

Cost of sales
Product sales	40,845	—	40,845	34,509	—	34,509
Product services	—	30,742	30,742	—	50,229	50,229
R&D services	—	13,581	13,581	—	11,273	11,273
	40,845	44,323	85,168	34,509	61,502	96,011

Gross profit	7,771	18,090	25,861	19,889	33,807	53,696

Expenses	50,404	10,380	60,784	36,770	12,801	49,571

Operating profit (loss)	(42,633)	7,710	(34,923)	(16,881)	21,006	4,125

Short-term interest income	—	60	60	—	51	51
Foreign-exchange gain (loss)	909	1,166	2,075	(1,783)	(3,125)	(4,908)
Income (loss) before taxes	$(41,724)	$8,936	$(32,788)	$(18,664)	$17,932	$(732)

Total assets	$103,580	$131,737	$235,317	$103,521	$162,575	$266,096
Additions to property, plant and equipment, and intangible assets, net	$10,627	$1,153	$11,780	$1,305	$6,496	$7,801

Geographic information about the Corporation's revenue is based on the product-shipment destination or the location of the contracting organization. Assets are based on their physical location as at July 31, 2012, and July 31, 2011.
	Year ended July 31, 2012		Year ended July 31, 2011
in thousands of U.S. dollars	Revenues	Property, plant and equipment, and intangible assets, net	Revenues	Property, plant and equipment, and intangible assets, net

Canada	$10,200	$46,056	$12,745	$59,295
United States	91,591	34,660	126,197	27,185
Rest of world	9,238	—	10,765	—
	$111,029	$80,716	$149,707	$86,480
For the year ended July 31, 2012, sales to one customer represent 56% [year ended July 31, 2011 – 70%] of the revenue of the contract-services segment. For the year ended July 31, 2012, sales to one customer represent 17% [year ended July 31, 2011 – 16%] of the revenue of the biopharmaceutical-operations segment.
21. COMMITMENTS
[a] Operating leases
At July 31, 2012, the Corporation had commitments under operating leases requiring future minimum annual payments as follows:
in thousands of U.S. dollars

2013	$1,179
2014	1,058
2015	894
2016	569
2017	380
Thereafter	1,455
$5,535

During the year ended July 31, 2012, the Corporation recorded expenses of $1.8 million related to operating leases.
[b] Cross-currency swap contracts
At July 31, 2012, the Corporation had entered into five U.S.–Canadian currency swaps with a combined notional amount of $25.0 million (see note 18[d]). If the instruments are held to maturity, the Corporation will pay fixed-fee swap costs of $0.3 million.
[c] Agreement to commercialize episil®
On July 9, 2012, the Corporation announced that it had entered into an agreement with Camurus AB to acquire exclusive rights to commercialize a product called episil® in the United States. The Corporation plans to launch episil® in the United States in October 2012. As a result of the agreement, the Corporation must make a milestone payment of $0.5 million in October 2012, in addition to paying royalties on future net sales during the contract period. The Corporation has also agreed to certain minimum order quantities under the contract and has recorded a liability for purchase consideration payable related to the royalties on the minimum quantities (see note 7).
22. SIGNIFICANT AGREEMENTS
[a] Heptavalent botulism antitoxin ("BAT")
On May 31, 2006, the Corporation was awarded a five-year development and supply contract by the U.S. Department of Health and Human Services ("HHS") for the supply of 200,000 doses of BAT that are intended for treating individuals who have been exposed to the toxins that cause botulism.
On June 3, 2011, the Corporation announced that the Biomedical Advanced Research and Development Authority ("BARDA"; the department within HHS that manages the stockpiling contracts) had exercised options under the BAT stockpiling contract that are expected to generate approximately $61 million in additional contract revenue over the ensuing three to four years. In addition, the delivery schedule under the existing contract was extended out to 2018, with a heavier weighting in 2017 and 2018.
The base contract provides for revenue of $362 million, which includes a potential supplementary payment based on achieving U.S. Food and Drug Administration ("FDA") approval for the product. Optional task orders, which include the $61 million discussed above, are worth up to an additional $234 million in revenue.
During the years ended July 31, 2012 and 2011, the Corporation recorded revenues of $28.2 million and $24.9 million, respectively, related to the BAT contract.
As at July 31, 2012, costs of $29.0 million have been charged to inventories and contracts in progress [July 31, 2011 – $32.3 million] related to this contract.
[b] Anthrax immune globulin ("AIGIV")
On July 28, 2006, HHS exercised its option to purchase 10,000 doses of AIGIV under a modification to an earlier development and supply contract, which was originally signed in 2005. In addition to the base contract, there is a possibility of optional task orders, which could increase the final value of the contract. AIGIV is to be made available for treating inhalational anthrax. This modification to the contract will provide approximately $143 million in revenue.
During the years ended July 31, 2012 and 2011, the Corporation recorded revenues of $4.7 million and $39.4 million, respectively, related to the AIGIV contract.
As at July 31, 2012, costs of less than $0.1 million have been charged to inventories and contracts in progress [July 31, 2011 – $0.8 million] related to this contract.
23. RELATED-PARTY TRANSACTIONS
[a] Apotex transactions
Apotex (see note 1) is Cangene's majority shareholder and holds 64% of the Corporation's common shares as at July 31, 2012.
On November 5, 1996, the Corporation acquired royalty rights on the drug Ferriprox® (deferiprone) from Apotex. Under this 1996 agreement with Apotex, the Corporation was entitled to receive 50% of any net profits from sales of the drug worldwide. Under an April 2009 agreement, this royalty phased out over three fiscal years; it continued at 50% to the end of fiscal 2009, decreased to 37.5% for fiscal 2010 and terminated at 18.75% for the year ended July 31, 2011.
On October 16, 2009, the Corporation's Board of Directors approved an agreement under which Cangene, through Cangene bioPharma, acquired the U.S. commercialization rights to HepaGam B®. As per the agreement, Apotex was paid $7.0 million in the first quarter of 2010 and receives royalties on net U.S. HepaGam B® sales occurring through June 2016. The effective date of this transfer of rights was November 1, 2009. Cangene's independent directors approved this new agreement after having determined that it is fair to Cangene and its shareholders. The $7.0 million was recorded in intangible assets along with the present value of the estimated future royalty stream on U.S. sales of HepaGam B® through June 2016 of $7.0 million. The total commercialization rights intangible asset is $14.0 million, which, less amortization of $5.8 million, results in a net book value of $8.2 million at July 31, 2012 (see note 7).
During the year ended July 31, 2012, the Corporation recorded revenues of $0.5 million [year ended July 31, 2011 – $3.2 million] from Apotex, and as at July 31, 2012, $0.2 million [July 31, 2011 – $1.6 million] is included in accounts receivable.
During the year ended July 31, 2012, the Corporation recorded expenses payable to Apotex of $0.9 million for royalties payable related to net U.S. sales of HepaGam B® [year ended July 31, 2011 – $0.9 million]. As at July 31, 2012, $0.2 million [July 31, 2011 – $0.2 million] is recorded in accounts payable and accrued liabilities owing to Apotex.
On December 5, 2011, Cangene bioPharma signed an agreement to provide contract services to Apotex in the form of process development, fill/finish of eight runs of clinical trial product and validation. The estimated value of the contract is $1.0 million and the work is scheduled to be completed in fiscal 2013. At July 31, 2012, the Corporation has recorded $0.1 million in deferred income related to this agreement.
These transactions occurred in the normal course of operations and were recorded at their exchange amounts.
[b] Compensation of key management
Key management includes the roles of President/CEO, COO, CFO, Senior Vice President and Vice President. The compensation paid or payable to key management personnel for employee services is shown below:
in thousands of U.S. dollars	Year ended July 31, 2012	Year ended July 31, 2011

Salaries and other short-term employee benefits	$2,074	$1,864
Retirement and severance benefits	1,032	941
Post-employment benefits	76	83
Share-based compensation	701	(374)
Total	$3,883	$2,514

At the time of hire or promotion, key management personnel sign the Corporation's standard offer of employment that contains details on reporting relationship, salary and benefits. Former key management personnel did not receive any termination and change of control benefits other than as required by applicable legislation and consistent with the Corporation's policy on termination for all employees.
Pursuant to new employment agreements, certain current key management personnel may be entitled to the following:
•
In the event of termination for reasons other than cause or voluntary termination—receive combined termination and severance benefits of up to 12 months of compensation, including payment of an amount of up to 12 months of base salary and target bonus in a lump sum following termination, and continuation of benefits for up to 12 months.

•
In the event of a change of control or the Corporation being taken private that results in the termination of employment by the Corporation or termination by the employee for good reason as may be stipulated in the employment agreement—receive combined termination and severance benefits of up to 24 months of compensation, including payment of an amount of up to 24 months of base salary and target bonus in a lump sum following termination, and continuation of benefits for up to 24 months.

In addition, any unvested stock options held by the President and CEO at the time of such termination will automatically vest.
24. SUBSEQUENT EVENTS
[a] Deferred share units
Effective August 1, 2012, the Corporation issued 52,231 DSUs to its non-executive directors under the DSU plan described in note 12.
[b] Stock options
In accordance with his employment contract, Mr. John Sedor, the Corporation's President and CEO, was granted 750,000 stock options at an exercise price of C$1.51 per share, effective September 12, 2012, under the stock option plan described in note 11[c]. These stock options vest 25% immediately upon grant; 25% then vest on August 1, 2013; 25% on August 1, 2014; and finally, 25% vest on August 1, 2015.
[c] Operating line of credit
Effective August 1, 2012, the Corporation elected to reduce its revolving term loan with a Canadian chartered bank from C$20.0 million to C$5.0 million. The operating line is currently not available to the Corporation due to it not being in compliance with an EBITDA-based bank covenant.
[d] Continuation of biodefence programs with the U.S. government
On August 28, 2012, the Corporation announced that it has signed a new VIGIV supply contract and a modification to its AIGIV contract that expands its scope and timeline. These are expected to generate revenue of up to approximately $9.8 million and $16.5 million, respectively.
[e] Sale of U.S.-based plasma centres
On September 17, 2012, the Corporation announced that it had entered into an agreement for the sale of its three U.S.-based plasma centres to Grifols, through its wholly owned subsidiary, Biomat USA, Inc. The transaction closed on October 22, 2012. The final sale price will be determined following post-closing adjustments, at which time the Corporation anticipates recording a gain on sale in the first quarter consolidated statement of income and comprehensive income. This agreement does not involve the Corporation's Winnipeg-based plasma centre.
[f] Submission of BAT Biologic License Application ("BLA")
On September 20, 2012, the Corporation submitted a BLA with the FDA that seeks approval for BAT in the United States.
25. COMPARATIVE FIGURES
Certain comparative figures have been reclassified to conform with the current year's presentation.
Specifically, the comparative balance sheet at July 31, 2011, includes a reclassification of $3.6 million from accounts payable and accrued liabilities to provision for chargebacks, in order to conform with the presentation for the current year.